EXHIBIT 5.1

                                   Assignment

                      FOR GOOD AND VALUABLE CONSIDERATION,

         I, Muriel Kaiser residing at 10110 Boynton Place Circle, Boynton Beach, Florida 33437 do hereby sell, assign and transfer unto R-Tec Technologies, Inc. a corporation organized under the laws of The State of NEW JERSEY and having an address for service at PO Box 70, Allamuchy, New Jersey 07820 herein sometimes called "ASSIGNEE," the entire right, title and interest, together with all rights of priority, in and to the invention for

 COMPOSITION FOR THE DETECTION OF ELECTROPHILIC GASES AND METHODS OF USE THEREOF

as described and/or claimed in Letters Patent of the United States of America, Serial No. 5 783 110 issued July 21, 1998 which was assigned to me mesne assignments the last being to me from R- Tect, Inc in a document of assignment of three pages, dated October 19, 1998 and recorded in the United States Patent and Trademark office on November 2, 1998 under reel 9586 and frame 0264 and as described and/or claimed in any and all applications for Letters Patent based thereon including divisions, continuations and reissues thereof as well as all foreign counterparts thereof together with all Letters Patent issuing on any of the aforesaid applications for Letters Patent, the same to be held and enjoyed by ASSIGNEE, its successors, assigns or other legal representatives, to the full ends of the terms of all said Letters Patent therefor which may be granted.

         The purpose of this assignment is to correct the assignment intended to transfer said letters patent to R-Tec Technologies, Inc. but through inadvertence and without deceptive intent, executed in favor of R-Tec Inc. having the same address. Said transfer being recorded in the United States Patent and Trademark Office at Reel 9576 Frame 0152 on November 12, 1998.

         And I Hereby Authorize Assignee to make applications for and to receive Letters Patent for said invention in any foreign countries in its own name, or in my our name, at its election.

         And I Hereby Covenant and Agree that I will execute or procure any further necessary assurance of title to said invention and any Letters Patent which may issue therefor and that I will, at any time, upon the request and at the expense of ASSIGNEE deliver any testimony in any legal proceedings and execute all papers that may be necessary or desirable to perfect the title to said invention or any Letters Patent which may be granted therefor in ASSIGNEE, its successors, assigns, or other legal representatives, and that I will, at any time, upon the request and at the expense of ASSIGNEE execute any continuations, divisions, reissues, or any other additional applications for Letters Patent for said invention or any part parts thereof, all of which applications and any Letters Patent issuing thereon are hereby assigned to ASSIGNEE, and will make all rightful oaths, and do all lawful acts requisite for procuring the same therein, without further compensation, but at the expense of ASSIGNEE, its successors, assigns or other legal representatives.

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         And I Hereby  Authorize  and  Request the  Commissioner  of Patents and
Trademarks to issue any and all Letters Patent of the United States for said invention, resulting from any of the aforesaid applications to as sole assignee.

         Witness My hand and seal the 30 day of March 1999


                                                           /s/Muriel Kaiser
                                                           -----------------
                                                              Muriel Kaiser


                                 Acknowledgment

State of Florida
County of Palm Beach:  SS

         On this 30 day of March 1999, before me Jeanette Y. DeVaughn Murray, a Notary Public of the State of Florida personally appeared Muriel Kaiser to me known, and known by me to be the same person described in and who executed the foregoing instrument in my presence, and acknowledged that she they executed the same, of her own free will and for the purposes set forth.

                                               /s/Jeanette Y. DeVaughn Murray
                                               ------------------------------
                                                  Notary Public


Jeanette Y. DeVaughn Murray
My Comm. Exp. 12/17/2002
No. CC0797701